UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/10/2012

UMB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4887

MO	43-0903811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of principal executive offices, including zip code)

(816) 860-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2012, the UMB Financial Corporation Compensation Committee (the "Committee") of the Board of Directors of UMB Financial Corporation (the "Company") identified the list of participants, including Named Executive Officer Andrew Iseman, in the Scout Investments Retention and Annual Performance Program (the "Scout Program") with respect to the performance year 2012. Under the Scout Program, Mr. Iseman and other Scout Investments associates identifed by the Committee may be eligible to receive grants in amounts to be determined by the Committee. Each grant will be fifty percent (50%) in the form of deferred cash awards and fifty percent (50%) in the form of deferred stock awards under the Company's Long-Term Incentive Compensation Plan. The awards will vest and be paid in three equal installments on the first business day of the first, second, and third calendar years following the calendar year in which the award was granted.

Under the Scout Program, an annual bonus pool will be established at the beginning of the calendar year following the performance year if the operating margin of Scout Investments meets or exceeds an established threshold for the performance year, as set forth in the Scout Program attached hereto as Exhibit 10.1. For 2012 and 2013, the operating margin of Scout Investments must be positive for awards to be issued. On and after 2014, the operating margin of Scout Investments must be thirty percent (30%) or greater for awards to be issued. If the threshold operating margin is achieved, the bonus pool will be funded in an amount equal to a percentage of the difference between the pretax net income for the performance year and a baseline pretax net income amount. The percentage will be fifteen percent (15%) for the performance years where the threshold operating margin is achieved. Participants in the Scout Program will receive grants from the bonus pool in amounts to be determined by the Committee. The Committee determined that Mr. Iseman will receive no more than twenty percent (20%) of the bonus pool for the performance year 2012.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 Scout Investments Retention and Annual Performance Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: December 12, 2012	By:	/s/ Michael D. Hagedorn
Michael D. Hagedorn
Vice Chairman, CFO and CAO

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Scout Investments Retention and Annual Performance Program